Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

SIPP International Industries, Inc.

We consent to the inclusion in this Form S-1 to the Registration Statement of SIPP International Industries, Inc. of our report dated April 28, 2023 relating to the financial statements of SIPP International Industries, Inc. which report appears in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Shandong Haoxin CPA Co., Ltd.

Shandong Haoxin CPA Co., Ltd.

Certified Public Accountants

Weifang, People’s Republic of China

May 10, 2023